FOR IMMEDIATE RELEASE
For more information, contact:
Richard L. Bergmark, + 1 713 328 2101
Fax: +1 713 328 2151

CORE LAB REPORTS Q3 2011 EPS OF $1.00, EX-ITEMS;
COMPANY INCREASES Q4 EPS GUIDANCE;
CAPITAL RETURNED TO SHAREHOLDERS NOW EXCEEDS $1.1 BILLION;

AMSTERDAM (19 October 2011) - Core Laboratories N.V. (NYSE: "CLB") reported third quarter 2011 revenues of $231,344,000, an all-time quarterly high and an increase of 16% over year-earlier third quarter levels. The Company's Reservoir Description and Production Enhancement segments posted all-time quarterly highs for revenue, and Core's Reservoir Management segment reported its highest third-quarter revenue total ever. Net income for the quarter increased year-over-year by 24% to $47,996,000, while earnings per diluted share (“EPS”) increased 27% to $1.00, excluding certain “Items”. Excluding the Items, net income and EPS totals for the third quarter were also all-time quarterly highs. Operating income, excluding the Items, reached $69,517,000, while operating margins, defined as quarterly operating income divided by quarterly revenue, reached 30%, equaling the highest quarterly level ever reported by Core. On a GAAP basis, the Company earned $63,564,000 in operating income, had net income of $44,867,000 and an EPS of $0.93 per diluted share.

During the third quarter of 2011, the Company's operating activities generated $48,900,000 in cash, while capital expenditures were $6,200,000. Free cash flow, defined as cash provided by operating activities, less capital expenditures, equaled approximately $42,700,000. During the third quarter, the Company utilized a portion of this cash for a small acquisition to add manufacturing capacity in the Company's Canadian operations within the Production Enhancement segment. Additionally, the Company paid $7.0 million for the early exchange of the Company's Senior Exchangeable Notes (the “Exchangeable Notes”), and repurchased shares and settled warrants for cash representing a combined total of approximately 1,474,000 diluted shares. At quarter's end, all outstanding warrants had been settled by Core. Year-to-date, the Company has repurchased shares and settled warrants representing approximately 2,676,000 shares, or 6% of the Company's outstanding diluted share count. The Company also returned approximately $12,000,000 to shareholders in the third quarter of 2011 via its regular quarterly dividend payment of $0.25 per share. Over the past nine years, Core has returned over $1.1 billion to its shareholders in the form of dividends, special dividends, and through its share repurchase and warrant settlement programs.

As reported the previous eight quarters, the Board of Supervisory Directors (the “Board”) of Core Laboratories N.V. has established an internal performance metric of achieving a return on invested capital (“ROIC”) in the top decile of the service companies listed as Core's Peers by Bloomberg Financial. Based on Bloomberg's calculations for the latest comparable data available, Core's ROIC was the highest in its oilfield services Peer Group. Moreover, Core's ROIC exceeded the Peer Group average ROIC by approximately 39 percentage points, and the Company had the highest ROIC to Weighted Average Cost of Capital (“WACC”) ratio and the lowest WACC in the Peer Group.

Core's long-term focus on ROIC has produced exceptional total shareholder returns for the Company's long-term shareholders. According to Bloomberg Financial, at the end of the third quarter of 2011, there were only twelve companies in the S&P 500 that had produced better total shareholder returns than Core Laboratories over the last 10-year period and only four companies producing better returns over the last 15-year period.

For the first three quarters of 2011, Core's revenue increased 13% to $663,862,000, net income was up 25% to $131,608,000, and EPS was $2.71, increasing 24% over the first nine month total of 2010. Cash from operating activities reached approximately $147,000,000 for the first nine months of 2011; capital expenditures equaled approximately $18,000,000 over the same period, while free cash flow reached approximately $129,000,000.

Segment Highlights

Core Laboratories reports results under three operating segments: Reservoir Description, Production Enhancement, and Reservoir Management.

Reservoir Description

Reservoir Description operations, which are mainly focused on international crude-oil-related projects, posted third quarter 2011 revenue of $119,853,000, up 13% over year-earlier totals, even though total international rig counts increased by only 5% over the same period. The 13% revenue growth rate for Reservoir Description was the highest in three years and reflects increasing activities related to several international-based and deepwater offshore projects.

Operating income for Reservoir Description, excluding the Items, reached an all-time quarterly high at $31,908,000, up 14% over year-earlier totals. Operating margins were 27% for the quarter, up 100 basis points from the third quarter of 2010, while sequential quarterly incremental margins, calculated by dividing the change in operating income by the change in revenue, exceeded 140%.

Reservoir Description operations continued to benefit from the initiation and continuation of several large international projects, including those from offshore deepwater East and West Africa and from onshore basins in South America. Activity levels in the Middle East, especially in Iraq, and in Asia-Pacific remained strong. In addition, several projects have commenced in the deepwater Gulf of Mexico.

Reservoir Description has received over 1,000 meters of core from offshore deepwater Mozambique. Tertiary-aged channel and fan systems have been extensively cored to determine the volumes and production potential of hydrocarbon reserves. Cretaceous-aged cores and reservoir fluids from channel and fan depositional systems offshore West Africa are also being characterized to optimize the development of several major oilfields. Both of these African offshore deepwater developments were featured in Core Laboratories' 2010 Annual Report.

In South America, the Company has received and is analyzing multiple cores from the Vaca Muerta shale formation in the Neuquen basin of Argentina. The objectives of this project are to determine the liquid producing potential of the Vaca Muerta, as well as best practices for horizontal drilling, completion, and stimulation techniques to maximize daily productivity and ultimate hydrocarbon recoveries. In Colombia, Core continues to study reservoir rock and fluids samples received from recent discoveries in the Llanos Orientale basin.

In the deepwater Gulf of Mexico, Reservoir Description operations are active on numerous projects, including analysis of hundreds of meters of core from lower Tertiary clastic reservoirs. Also, dozens of high-pressure reservoir fluids samples have been received for pressure-volume-temperature characterization. All data sets will be integrated to plan the development of several lower Tertiary fields now being evaluated.

Production Enhancement

Production Enhancement operations, which focus mainly on North American drilling activities, generated third quarter 2011 revenue of $97,407,000, increasing 23% over the year-ago quarter and 10% sequentially over the second quarter of 2011. For comparison, the Baker Hughes U.S. rig count increased only 6% sequentially over second quarter 2011 levels, indicating increasing market penetration for Production Enhancement's products and services.

Operating income for Production Enhancement, excluding the Items, increased 25% from third quarter 2010 levels to $32,898,000, while operating margins increased to 34%. Sequential quarterly incremental margins exceeded 90%. The anticipated shortages of high-grade specialty steel were overcome by engineering solutions, substituting parallel perforating gun systems, and obtaining supplies of this high-grade steel from alternative sources. Inventories of specialty steel products have returned to normal levels.

The record quarter for Production Enhancement operations was due, in part, to continued market penetration by Core's HTD-BlastTM perforating systems, which are used in extended-reach horizontal wells in non-conventional reservoirs. The HTD-Blast perforating system increases economic returns from wells by lowering completion and stimulation costs while increasing initial and ultimate production from, primarily, oil-shale reservoirs.

Another of the Company's propriety and patented perforating gun systems, the Spiral Shogun™, has performed at very high levels during recompletions of wells in southern Iraq. Sales are expected to increase as recompletion activities continue to ramp up in the major oilfields in southern Iraq.

Also bolstering quarterly results was the unprecedented number of completion and fracture-diagnostic studies performed in both North American and International theaters. Data from the Company's patented and proprietary diagnostic services are essential for optimizing complex multistage fracs and for determining the effectiveness of sliding-sleeve completion and stimulation methods.

In addition, several large field-flood projects continue in deepwater offshore Ghana and Equatorial Guinea. Core's SpectraFlood™ tracers are being injected into newly developed oilfields to determine water injection and reservoir fluid flow patterns. The resulting data sets will be used to maximize the sweep efficiency and ultimate hydrocarbon recovery rates.

Reservoir Management

Reservoir Management operations posted third quarter 2011 revenue of $14,084,000 and operating income, excluding the Items, of $4,226,000, yielding margins of 30%. As stated in previous investor updates, operating results and margins are highly variable for Reservoir Management and are dependent on the timing of the completion of large projects.

As first referenced in Core's fourth quarter 2010 earnings release, the Company continues to characterize horizons and laterally equivalent facies of the Utica shale in the Appalachian and mid-continent regions. The Utica formation is an organic-rich shale of Ordovician age that lies 2,000 to 5,000 feet below the more recognized Devonian-aged Marcellus Shale.

The Company's proprietary Shale Reservoir Quality IndexSM (“SRQI”), calculated based on multiple petrophysical, geochemical, and mineralogical properties of the reservoir rock, is being used by oil companies to determine whether productive facies within the Utica are liquid-rich or contain dry natural gas. Recent well results announced in Harrison and Carroll counties, Ohio, confirmed SRQI indications that the facies were liquid-rich, and an SRQI indication of dry gas production in Beaver County, Pennsylvania, was also confirmed by recently released well results.

Cash From Operating Activities, Warrant Settlements, Share Count, and Senior Exchangeable Notes

For the third quarter of 2011, Core generated approximately $48,900,000 in cash from operating activities that funded capital expenditures of approximately $6,200,000 and provided cash, along with borrowings from Core's existing credit facility, to pay for the early exchange of $7.0 million of the Exchangeable Notes and for additional share repurchases and warrant settlements. During the quarter, Core repurchased shares and settled warrants representing approximately 1,474,000 diluted shares for approximately $157,000,000. All outstanding warrants had been settled by the end of the third quarter 2011. The Company's average diluted share count for the third quarter was 48,030,000.

The balance of the Exchangeable Notes at the end of the quarter was approximately $85,000,000. The Exchangeable Notes mature at the end of October 2011 and will be fully paid by the Company using cash from operations and its revolving credit facility.

New Senior Unsecured Notes

On September 30, 2011, Core Laboratories N.V. through its subsidiary, Core Laboratories (U.S.) Interests Holdings, Inc. (the “Issuer”), completed a private placement of $150 million in aggregate principal amount of the Issuer's fixed-rate 10- and 12- year Senior Notes, with $75 million due 2021 (the “2021 Notes”) at an interest rate of 4.01% and $75 million due 2023 (the “2023 Notes”) at an interest rate of 4.11%. The 2021 Notes and the 2023 Notes (collectively, the “Senior Notes”) were issued in a private transaction and will not be subject to the registration requirements of the Securities Act of 1933, as amended. The Senior Notes are guaranteed by the Company and certain of its subsidiaries. The Company used the net proceeds from the private placement to repay the indebtedness on its existing bank credit facility.  The Senior Notes will mature on September 30, 2021 and 2023, for the 2021 Notes and 2023 Notes, respectively, with interest payable semi-annually on March 30 and September 30 of each year, commencing March 30, 2012.

Quarterly Dividends

On 12 July 2011 the Company's Board announced that a regular quarterly dividend of $0.25 per share would be paid on 22 August 2011 to shareholders of record on 22 July 2011. Dutch withholding tax was deducted from the dividend at the rate of 15%. The dividend payment totaled an additional return of $12,000,000 to Company shareholders.

On 11 October 2011 the Company's Board announced that a regular quarterly dividend of $0.25 per share would be paid on 22 November 2011 to shareholders of record on 21 October 2011. Dutch withholding tax will be deducted from the payment at a rate of 15%.

Any determination to declare a future quarterly cash dividend, as well as the amount of any such cash dividend that may be declared, will be based on the Company's financial position, earnings, earnings outlook, capital expenditure plans, ongoing share repurchases, potential acquisition opportunities, and other relevant factors at the time.

Capital Returned To Shareholders

During the third quarter of 2011, Core returned over $169,000,000 to its shareholders via its regular quarterly dividend and the repurchase of shares and settlement of warrants. Over the past nine years, since the Company initiated its share repurchase program in October of 2002, Core has returned over $1.1 billion to its shareholders via dividends, special dividends, and the repurchase of shares and settlements of warrants. The total number of shares repurchased and warrants settled by the Company over the nine-year period represents approximately 35,000,000 diluted shares. As of the third quarter 2011 when Core's average diluted share count reached 48,030,000, the Company had repurchased over 40% of its outstanding diluted shares and returned over $28.98 per diluted share since October 2002.

Return On Invested Capital

As reported in the previous eight quarters, the Company's Board has established an internal performance metric of achieving an ROIC in the top decile of the oilfield service companies listed as Core's Peers by Bloomberg Financial. The Company and its Board believe that ROIC is a leading performance metric used by shareholders to determine the relative investment value of publicly traded companies. Further, the Company and its Board believe shareholders will benefit if Core consistently performs in the highest ROIC decile among its Bloomberg Peers. According to the latest financial information from Bloomberg, Core Laboratories' ROIC was the highest of any of the oilfield service companies listed in its Peer Group. In addition, Core's ROIC was approximately 39 percentage points above the Peer Group average. Several of the Peer companies failed to post ROICs that exceeded their WACCs, thereby eroding capital and shareholder value. Core's ratio of ROIC to WACC is the highest, and its WACC is the lowest, of any company in the Peer Group.

Peer companies listed by Bloomberg include Halliburton, Schlumberger, Tidewater, Carbo Ceramics, FMC Technologies, Baker Hughes, Cameron International, Oceaneering, National Oilwell Varco, and Oil States International, among others. Core will update oilfield services sector returns for the third quarter 2011 in its fourth quarter 2011 earnings release.

Fourth Quarter and Full-Year 2011 Earnings Guidance

For the fourth quarter of 2011, Core expects revenue of approximately $240,000,000 to $246,000,000, with EPS between $1.06 and $1.08. For full year 2011, Core expects revenue of approximately $904,000,000 to $910,000,000, with EPS between $3.73 and $3.75, up from prior full-year guidance of $3.65 to $3.72, excluding one-time items, currency effects, and the favorable tax adjustments in the first and third quarters of 2011. The increased fourth quarter EPS guidance reflects the Company's confidence in trends in North American, deepwater and international activity levels associated with crude-oil developments.

Adjustment to the Exchange Rate for Senior Exchangeable Notes

The dividends described herein will result in an adjustment to the exchange rate on the Company's Notes. The new exchange rate will be 22.0794 per $1,000 principal amount of the outstanding Notes and will be effective 24 October 2011.

The Company has scheduled a conference call to discuss Core's third quarter 2011 earnings announcement. The call will begin at 7:30 a.m. CDT on Thursday, 20 October 2011. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

This release includes forward-looking statements regarding the future revenues, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's 2010 Form 10-K filed on 22 February 2011, and in other securities filings. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance. The Company undertakes no obligation to publicly update any forward looking statement to reflect events or circumstances that may arise after the date of this press release.

CORE LABORATORIES N.V. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	30 September	30 September	30 September	30 September
	2011	2010	2011	2010

REVENUES	$231,344	$199,221	$663,862	$586,460

OPERATING EXPENSES:
Costs of services and sales	150,312	125,772	439,335	380,277
General and administrative expenses	11,182	8,416	30,463	24,007
Depreciation and amortization	5,738	5,814	17,374	17,334
Other (income) expense, net	548	(998)	(1,176)	(508)

OPERATING INCOME	63,564	60,217	177,866	165,350
Loss on exchange of Senior Exchangeable Notes	31	675	870	675
Interest expense	3,825	4,015	8,684	12,188

INCOME BEFORE INCOME TAX EXPENSE	59,708	55,527	168,312	152,487
INCOME TAX EXPENSE	14,599	16,764	36,827	47,076
NET INCOME	45,109	38,763	131,485	105,411
NET INCOME (LOSS) ATTRIBUTABLE TO NON-CONTROLLING INTEREST	242	209	(123)	436
NET INCOME ATTRIBUTABLE TO CORE LABORATORIES N.V.	$44,867	$38,554	$131,608	$104,975

Diluted Earnings Per Share:	$0.93	$0.79	$2.71	$2.19

WEIGHTED AVERAGE DILUTED COMMON
SHARES OUTSTANDING	48,030	48,955	48,634	47,923

SEGMENT INFORMATION:

Revenues:
Reservoir Description	$119,853	$106,485	$346,232	$317,106
Production Enhancement	97,407	78,992	268,292	227,553
Reservoir Management	14,084	13,744	49,338	41,801
Total	$231,344	$199,221	$663,862	$586,460

Operating income (loss):
Reservoir Description	$28,780	$28,014	$81,847	$78,229
Production Enhancement	30,728	26,260	78,490	73,355
Reservoir Management	3,502	5,535	17,473	14,827
Corporate and other	554	408	56	(1,061)
Total	$63,564	$60,217	$177,866	$165,350

CORE LABORATORIES N.V. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(amounts in thousands)

ASSETS:	30 September 2011	31 December 2010
	(Unaudited)
Cash and Cash Equivalents	$17,021	$133,880
Accounts Receivable, net	157,594	154,726
Inventory	52,536	33,979
Other Current Assets	27,272	26,735
Total Current Assets	254,423	349,320

Property, Plant and Equipment, net	110,025	104,223
Intangibles, Goodwill and Other Long Term Assets, net	198,453	182,499
Total Assets	$562,901	$636,042

LIABILITIES AND EQUITY:

Short-Term Debt	$84,493	$147,543
Accounts Payable	46,776	44,710
Other Current Liabilities	78,850	87,100
Total Current Liabilities	210,119	279,353

Long-Term Debt & Lease Obligations	155,093	—
Other Long-Term Liabilities	59,130	55,485
Equity Component of Senior Exchangeable Notes	509	8,864
Total Equity	138,050	292,340
Total Liabilities and Equity	$562,901	$636,042

CORE LABORATORIES N.V. & SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOW
(amounts in thousands)
(Unaudited)

Nine Months Ended
30 September 2011

CASH FLOWS FROM OPERATING ACTIVITIES	$146,829

CASH FLOWS FROM INVESTING ACTIVITIES	(39,474)

CASH FLOWS FROM FINANCING ACTIVITIES	(224,214)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(116,859)
CASH AND CASH EQUIVALENTS, beginning of period	133,880
CASH AND CASH EQUIVALENTS, end of period	$17,021

Non-GAAP Information

Management believes that the exclusion of certain income and expenses enables it to evaluate more effectively the Company's operations period over period and to identify operating trends that could otherwise be masked by the excluded Items.  For this reason, we used certain non-GAAP measures that exclude these Items; and we feel that this presentation provides the public a clearer comparison with the numbers reported in prior periods.

Reconciliation of Operating Income
(amounts in thousands)
(Unaudited)
Three Months Ended 30 September 2011

	Reservoir	Production	Reservoir
	Description	Enhancement	Management	Consolidated

Operating income	$28,780	$30,728	$3,502	$63,564
Employee retention stock award costs	2,198	1,577	656	4,431
Foreign exchange loss	930	593	68	1,522
Operating income excluding Items	$31,908	$32,898	$4,226	$69,517

Reconciliation of Net Income
(amounts in thousands)
(Unaudited)

Three Months Ended
30 September
2011

Net income	$44,867
Employee retention stock award costs	4,431
Foreign exchange loss (net of tax)	1,148
Financing costs (net of tax)	1,012
Impact of lower effective tax rate	(3,462)
Net income excluding Items	$47,996

Reconciliation of Earnings Per Diluted Share
(Unaudited)

Three Months Ended
30 September
2011

Diluted earnings per share	$0.93
Employee retention stock award costs	0.09
Foreign exchange loss (net of tax)	0.02
Financing costs (net of tax)	0.02
Impact of lower effective tax rate	(0.06)
Diluted earnings per share excluding Items	$1.00

Free Cash Flow

Core uses the non-GAAP measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is an important measurement because it represents the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow is not a measure of operating performance under GAAP, and should not be considered in isolation nor construed as an alternative consideration to operating income, net income, earnings per share, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. You should also not consider free cash flow as a measure of liquidity. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow
(amounts in thousands, except per share data)
(Unaudited)

	Three Months	Six Months
	Ended	Ended
	30 September 2011	30 September 2011

Net cash provided by operating activities	$48,875	$146,829
Less: capital expenditures	(6,219)	(18,203)
Free cash flow	$42,656	$128,626

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